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                  [LETTERHEAD OF BLANK ROME COMISKY & MCCAULEY]


                                  June 5, 1997


                                                          215-569-5500
Commerce Bancorp, Inc.
Commerce Atrium
1701 Rout 70 East
Cherry Hill, NJ  08003

         Re:      Commerce Bancorp, Inc./Commerce Capital Trust I
                  Registration Statement on Form S-3
                  -----------------------------------------------

Gentlemen:

         We have acted as counsel to Commerce Bancorp, Inc. ("Commerce") and Commerce Capital Trust I (the "Trust") (Commerce and the Trust collectively the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to $57,500,000 Liquidation Amount of Trust Capital Securities (the "Capital Securities") and an equal amount of Commerce's Junior Subordinated Debentures (the "Debentures") and the related Guarantee Agreement by and between Commerce and Wilmington Trust Company, as guarantee trustee (the "Guarantee"). This option is furnished to you pursuant to the requirements of Items 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents" (1) the Certificate of Incorporation of the Company, as amended, (the "Certificate of Incorporation"); (2) the By-laws of the Company, as amended, (3) resolutions adopted by the Board of Directors (the "Resolutions"); and (4) the Registration Statement (including all exhibits thereto). We have not performed any independent investigation other than the document examination described. We have assumed and relied on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the States of New Jersey and Delaware.

         Unless indicated otherwise, all capitalized terms used and not defined in this opinion shall have the meanings assigned to them in the Registration Statement.

         For the purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including


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with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraphs 1 and 3 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligation under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us,
(vi) the receipt by each person to whom a Capital Security is to be issued by the Trust (collectively, the "Holders") of a Capital Security and the payment for the Capital Security acquired by it in accordance with the Trust Agreement and the Prospectus, and (vii) that the Capital Securities are issued and sold to the Capital Security Holders in accordance with the Trust Agreement and the Prospectus.

         Based upon and subject to the qualifications, exceptions and limitations set forth above and below, it is our opinion that:

         1. Commerce is a corporation which has been duly formed and is validly subsisting under the laws of the State of New Jersey. Commerce has full power and authority to issue the Debentures and enter into the Guarantee.

         2. When issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as contemplated in the Registration Statement, the Debentures and the Guarantee will be valid and binding obligations of Commerce.

         3. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

         4. The Capital Securities to be issued to the Capital Security Holders have been duly authorized by the Trust Agreement and will be validly issued and, subject to the qualifications set forth below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         5. The Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Capital Security Holders may be obligated to make payments as set forth in the Trust Agreement.

         The opinions expressed herein are subject in all aspects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies and (c) the effect of applicable laws and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies.



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         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

                                                 Sincerely,



                                                 BLANK ROME COMISKY & MCCAULEY